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                         Flemington Pharmaceutical Corp.
                                 43 Emery Avenue
                           Flemington, New Jersey 08822
                            Telephone: (908) 782-3431
                            Facsimile: (908) 782-2445




                                                               December 19, 1996


Mr. Dean Work
Sandoz Pharmaceuticals Corp.
59 Route 10
East Hanover, New Jersey 07936

                        Subject: Clemastine Lingual Spray

Dear Dean:

The purpose of this letter is to confirm the terms upon which Flemington Pharmaceutical Corp. (Flemington) and Sandoz Pharmaceutical Corp. (Sandoz) have agreed to cooperate in the further development and testing by Flemington of a Clemastine lingual spray product (the Product).

We propose that the next phase of the project be divided into the following steps, all of which, except #2, shall be carried out by Flemington in full consultation with Sandoz' appropriate personnel:

1 Manufacture of clinical supplies, plus manufacture of supplies in various flavors for use in marketing studies to be carried out by Sandoz' marketing personnel for the purpose of arriving at the to-be-marketed version of the Product;

2. The carrying out by Sandoz of a marketing study to demonstrate whether or not the prospect of faster onset of therapeutic activity has a satisfactory (to Sandoz) consumer response. This should be completed in approximately 60 days from date.

3. Designing by Flemington of a protocols for two Pilot Studies to be used in an IND to be prepared and filed by Flemington with FDA.

     The first study is to be designed both to demonstrate whether the Product, as expected, yields a faster onset of therapeutic effect than the Tavist(R) tablet, and also to determine whether the Product can be used effectively as a prophylactic measure.

     The second study, which potentially may be made a part of the first study, is to be designed to determine whether there is any local irritation caused by use of the Product.




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Mr. Dean Work                                                  December 19, 1996
Subject: Clemastine Lingual Spray

     Flemington and Sandoz presently anticipate that the IND to be filed shall include the protocol for the first study, above, and shall make reference to existing safety data. The protocol for the second study shall be used if FDA, in its review of the IND, requests such a study to be performed. Flemington and Sandoz shall interact jointly with FDA during its review of the IND.

4. In parallel with step 3 (but not to impede its progress), Flemington and Sandoz shall prepare a proposed development plan for the overall project, ultimately to be presented to and discussed with FDA for the purpose of arriving at an agreed-upon program of studies to be performed in the next phase of the project.

5. Arranging for and monitoring the Pilot Study(ies) and providing a Final Report thereon to Sandoz.

If, upon completion of step 2, above, Sandoz determines not to proceed further with the project, it may terminate this Agreement. In that case, Sandoz shall not be obligated to make any further payments to Flemington hereunder; Flemington shall, however, be entitled to retain the entire payment made to it by Sandoz on the signing of this letter, together with reimbursement of all proper expenses incurred by it before such termination.

Upon receipt and review of the results of the Pilot Study(ies) (step 3 and 4, above), Flemington and Sandoz shall enter into discussions regarding Sandoz' interest in proceeding further with the development of the Product and the terms upon which the companies would do so.

In consideration of the foregoing, Sandoz shall pay Flemington three "milestone" payments, as follows:


    A.  Upon approval by Sandoz of the terms of this letter:         $75,000.00
    B.  Upon filing by Flemington of the IND with FDA:              $100,000.00
    C.  Upon delivery by Flemington to Sandoz of the Final
        Report of the results of the Pilot Study:                   $100,000.00


In addition to the foregoing, Sandoz agrees to reimburse Flemington for all expenses incurred by it in carrying out the project, including, but not necessarily limited to: cost of clinical and marketing-analysis supplies; travel and subsistence; and, fees of third-party providers such as analytical laboratories and clinical research organizations. Budgets for these expenses shall be reviewed and approved by Sandoz in advance. Expenses shall be invoiced to Sandoz monthly, as incurred.

If, at any time, Sandoz should decide not to proceed further with the Project, or Sandoz and Flemington are unable to reach matually acceptable terms for proceeding further with the Project, all results of and data developed during the Project shall be the sole and exclusive property of Flemington.


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Mr. Dean Work                                                  December 19, 1996
Subject: Clemastine Lingual Spray

If the contents of this letter are acceptable to Sandoz, please countersign, below, a copy of this letter and return it to me.

If there are any questions, please get in touch with me or Bob Schaul.

Very truly yours,
Flemington Pharmaceutical Corp.



By: /s/ Harry A. Dugger
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   Harry A. Dugger III, Ph.D.
   President


                                      Approved:
                                      Sandoz Pharmaceuticals Corp.


                                      By:
                                         -----------------------------


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